Exhibit 21.1

Subsidiaries of the Registrant

Name	State (Country) of Incorporation
AdminiSource Communications, Inc.	Texas
Advanced Financial Solutions, Inc.	Oklahoma
BenSoft, Incorporated	California
DDC Acquisition Company, LLC	Delaware
Endpoint Exchange LLC	Oklahoma
Everlink Payment Services, Inc.	Ontario
GHR Systems Canada, Inc.	Ontario
GHR Systems, Inc.	Pennsylvania
Kirchman Company LLC	Delaware
Kirchman Corporation	Wisconsin
Link2Gov Corp.	Tennessee
MBI Benefits, Inc.	Michigan
Metavante Acquisition Company II LLC	Delaware
Metavante Canada Corporation	Ontario
Metavante Corporation	Wisconsin
Metavante Investments (Mauritius) Limited	Mauritius
Metavante Technologies Limited	United Kingdom
Metavante Limited	United Kingdom
Metavante Operations Resources Corporation	Delaware
Metavante Payment Services AZ Corporation	Arizona
Metavante Payment Services, LLC	Delaware
Monitise Americas, LLC	Delaware
NYCE Payments Network, LLC	Delaware
Prime Associates, Inc.	Delaware
TREEV LLC	Nevada
Valutec Card Solutions, LLC	Delaware
VECTORsgi, Inc.	Delaware
Vicor, Inc.	Nevada

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